Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13D

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the ordinary shares, no par value, of Atento S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing(s).
The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date below.
Date: March 13, 2023	INTREPID CAPITAL MANAGEMENT, INC. By: /s/ Mark F. Travis Name: Mark F. Travis Title: President
Date: March 13, 2023	INTREPID CAPITAL CORPORATION By: /s/ Mark F. Travis Name: Mark F. Travis Title: President